Exhibit 4.5

Contract No.: ZL-BG-LH016

Aerospace Science and Technology Plaza Office Lease Contract

Lessor (Party A): Shenzhen Aerospace High-Tech Investment Management Co., Ltd.

Lessee (Party B): Zhou Minghui

Operation Management Party (Party C): Wuyou Planning Operation Management (Shenzhen) Co., Ltd.

Instructions

1. In this contract text, except for fill-in-the-blank and check-box items, other contents cannot be modified.

2. When signing this contract text, the parties may, within the scope prescribed by relevant laws and regulations, make supplementary agreements (Appendix I) on matters not stipulated or unclear in this contract.

3. Before signing this contract, the parties shall provide the corresponding materials according to the following requirements:

(1) Party A shall show Party B the real estate right certificate proving its right to lease (copy, stamped with Party A’s official seal). If the house has been mortgaged, it shall show Party B the certificate of the mortgagee’s consent to lease (copy, stamped with Party A’s official seal). Party A’s documents may also be shown to Party B by Party C.

(2) Party B shall provide Party A and Party C with true, legal, and valid identity documents (copies, stamped with Party B’s official seal), including but not limited to business licenses, legal representative ID cards, power of attorney, authorized person ID cards, etc.

4. For the alternative contents in “□” in this contract, check “√” to select; if no choice is made or no agreement is made, mark “X” to indicate deletion.

5. If this contract is terminated or major changes occur to the lease term, rent standards, etc., the parties may go to the original registration and filing authority to handle relevant procedures according to actual conditions and needs.

6. When signing this contract, the parties shall have full capacity for civil conduct, fully understand their respective rights, obligations, and responsibilities, and voluntarily and strictly execute the contract as agreed.

Aerospace Science and Technology Plaza Office Lease Contract

Lessor (Party A): Shenzhen Aerospace High-Tech Investment Management Co., Ltd.

Legal Representative: Gao Fazhi

Contact Address: 15B01, Tower B, Aerospace Science and Technology Plaza, No. 1288 Haide 3rd Road, Nanshan District, Shenzhen

Lessee (Party B): Zhou Minghui

ID Number: 610112199007062024

Contact Address: Building B, CIMC R&D Center, No. 2 Gangwan Avenue, Nanshan District, Shenzhen, Guangdong Province

Operation Management Party (Party C): Wuyou Planning Operation Management (Shenzhen) Co., Ltd.

Legal Representative: Yuan Tao

Contact Address: 3402, Building 1, Dachong Business Center (Phase II), No. 9680 Shennan Avenue, Dachong Community, Yuehai Street, Nanshan District, Shenzhen

Whereas:

1. Party A is the owner of the Aerospace Science and Technology Plaza office building, legally holds the property, and enjoys the right to lease and relevant disposal rights over the building.

2. Party C is the operational service cooperation partner for the corresponding floors of Tower A of the Aerospace Science and Technology Plaza, enjoying the right to lease and manage operations within Party A’s authorized scope. Party C is specifically responsible for the decoration, lease management, and tenant services of the 11th, 14th, and 15th floors of Tower A.

3. Party B voluntarily leases Office Property No. 1510 on the 15th floor of Tower A, Aerospace Science and Technology Plaza, and agrees to accept the decoration, lease management, tenant services, and other services provided by Party C.

In accordance with the Civil Code of the People’s Republic of China, the Administrative Measures for Commodity Housing Leasing, the Decision of the Standing Committee of the Shenzhen Municipal People’s Congress on Strengthening Safety Responsibilities in Housing Leasing, and other relevant laws and regulations, the three parties, based on equality, voluntariness, and good faith, jointly enter into this contract regarding Party A’s leasing, Party B’s leasing of the office, and Party C’s provision of decoration, leasing management, and tenant services.

Article 1 Definitions

Unless otherwise specified, the following terms used in this contract and its appendices have the following meanings:

1.1 “This Contract”: Includes the main text of this contract, all appendices, and any written supplementary agreements made by the parties from time to time.

1.2 “Aerospace Science and Technology Plaza”: Refers to the property invested and constructed by Party A, located at No. 1288 Haide 3rd Road, Nanshan District, Shenzhen, hereinafter referred to as “this project” or “the project”.

1.3 “Leased Property”: Refers to the property leased by Party A to Party B according to this contract.

1.4 “Lease Deposit”: Refers to the performance guarantee paid by Party B to Party A, which can be in cash or a bank performance guarantee. Its amount is not prepaid rent, comprehensive service fees, utility fees, or other fees, but only serves as a guarantee for Party B to fulfill its obligations under this contract.

1.5 “Gaoke Property”: Abbreviation for Shenzhen Aerospace Gaoke Property Management Co., Ltd., entrusted by Party A to be fully responsible for the property services and management of this project.

1.6 “Property Management Fee”: Refers to the necessary expenses incurred by Party A entrusting Gaoke Property to perform maintenance, cleaning, security, etc., on the common parts, equipment, and facilities of this project to maintain normal operations, as well as the water, electricity, and air-conditioning fees of the common parts, equipment, and facilities themselves. The central air-conditioning usage fee is included in the property management fee.

1.7 “Statutory Holidays”: Refers to the following holidays of the People’s Republic of China:

① New Year’s Day: Jan 1; ② Spring Festival: Lunar New Year’s Eve, 1st, 2nd, 3rd days; ③ Labor Day: May 1, May 2; ④ Dragon Boat Festival; ⑤ Tomb-Sweeping Day; ⑥ Mid-Autumn Festival: Lunar Aug 15; ⑦ National Day: Oct 1, 2, 3; ⑧ Public holidays: Rest days stipulated in the holiday notices of the General Office of the State Council. If laws, regulations, and rules stipulate otherwise, such stipulations shall prevail.

1.8 “Written form”: Refers to letters, correspondence, and other forms that can tangibly express the contents.

1.9 “Yuan”: Refers to RMB Yuan.

1.10 “Month”: Refers to a calendar month, from the first day to the last day of the month.

1.11 “Common parts”: Refers to the main load-bearing structural parts of this project, anti-seismic structural parts, outer walls, lobby, stairwells, public passages, etc.

1.12 “Common equipment”: Refers to the shared water supply and drainage pipes, water tanks, pressurization pumps, elevators, shared antenna lines, public lighting, electrical lines, gas pipelines, fire-fighting equipment, public intelligent equipment systems, other electromechanical equipment, and rooms used for common equipment within the project’s red line.

1.13 “Common facilities”: Refers to roads, public green spaces, street lights, ditches, pools, wells, commercial parking lots/garages, and rooms used for common facilities within the project’s red line.

1.14 “Comprehensive Service Fee”: The fee Party B pays to Party C for comprehensive leasing services, consisting of property management-related fees and operational service fees. Property management-related fees specifically include property management fees, special maintenance funds, and central AC maintenance fees. Operational service fees are costs incurred by Party C providing decoration, lease management, and tenant support. This fee is paid to Party C and is independent of rent.

1.15 “Leasing Fees”: Refers to the main fees Party B shall pay for leasing the subject of this contract, including rent and comprehensive service fees, excluding other fees under this contract.

1.16 “Other expenses”: Refers to expenses other than leasing fees incurred by Party B due to leasing and using the subject of this contract, including but not limited to utility fees, central AC overtime fees, telephone fees, internet fees, etc.

Article 2 Leased Property

2.1 Party C leases the delivered office property No. 1510, located on the 15th Floor, Tower A, Aerospace Science and Technology Plaza (facing East), to Party B for office use.

2.2 Party A is the real estate rights holder of the leased property and holds the real estate right certificate.

2.3 Party B confirms it has fully inspected and understood all conditions of the leased property’s current status, location, scope, layout, decoration standards, and legal ownership, and has obtained all necessary information from Party C. Party B leases the property entirely based on independent judgment. Party A assumes no guarantee responsibility for any promises or descriptions made by Party C to Party B.

Article 3 Lease Term and Service Term

The three parties confirm that the lease term shall be executed according to clause [3.1] below:

3.1 Lease Method 1: The lease term is from December 16, 2025, to January 15, 2028. If Party B intends to renew, a written application must be submitted 90 days before expiration. With Party A’s consent after negotiation, Party C can sign a new contract with Party B. If Party B does not renew or Party C does not receive the application in time, Party B is deemed to have waived its priority right to lease, and Party C has the right to bring new tenants to view the property 90 days prior to expiration (Party B must reasonably cooperate).

3.2 Lease Method Two: the initial lease term shall not be less than one natural month, and the lease contract term / year / month, from / year / month / day to / year / month / day. Party B is not required to pay a housing lease deposit, but shall pay prepaid rent and prepaid comprehensive service fees in accordance with clauses 4.2.2 and 4.3.2 of this contract. If Party B intends to continue leasing the premises after the contract expires, Party B shall submit a written renewal application to Party C 10 days before expiry, and the renewal term shall not be less than one natural month. Upon Party C reaching agreement with Party A and obtaining Party A’s consent, a new lease contract may be signed. The renewed lease contract shall continue to follow this contract model and be jointly signed by the three parties.

3.3 Rent-free Period:

☐ Party B enjoys a rent-free period of / days, specifically from / year / month / day to / year / month / day. During the rent-free period, Party B is not required to pay rent or operational service fees, but shall still pay the property management-related fees and other expenses for the leased premises. After the rent-free period expires, regardless of whether Party B uses the leased premises, Party B shall pay rent, comprehensive service fees, and other expenses as stipulated in this contract.

☐ Party B does not enjoy a rent-free period, and rent, comprehensive service fees, and other expenses shall be calculated from the start date of the lease term specified in clause 3.1 or 3.2 of this contract.

3.4 If Party B agrees to Party C’s delayed delivery of the leased property, the parties may sign a supplementary agreement to reschedule dates, generally postponed by the actual delayed days; Party C shall assist in communication regarding the delay.

3.5 Party C’s service term is consistent with Party B’s lease term.

Article 4 Lease Expenses and Other Expenses

4.1 The total leasing fee for a full month in the first year is RMB 37,000.00/month/suite (tax included). This includes rent (RMB 18,868.22) and the comprehensive service fee (RMB 18,131.78).

4.2 Rent

4.2.1 Initial Rent: Party B shall pay the initial rent total of RMB 28,606.66 (covering Dec 16, 2025 - Jan 31, 2026) within 5 working days after signing this contract to Party A’s designated account.

4.2.2 Rent payment time:

4.2.2.1 For Lease Method One, the rent payment schedule shall be as follows (excluding the initial rent):

☐ Rent shall be paid monthly, and Party B shall pay the current month’s rent to Party A before the 5th day of each month.

☐ Rent shall be paid quarterly, and Party B shall pay the current quarter’s rent to Party A before the 5th day of the first month of each quarter.

☐ Rent shall be paid annually, and Party B shall pay the annual rent to Party A within 5 days after the beginning of each lease contract year.

4.2.2.2 For Lease Method Two, the rent payment schedule shall be as follows:

☐ Rent /

If the contractually agreed rent payment date falls on a Saturday, Sunday, or statutory holiday, payment shall be postponed to the first working day after the above time period ends.

4.2.3 After receiving Party B’s rent, Party A shall send a ☑ VAT special / ☑ VAT ordinary electronic invoice to the email address designated by Party B.

Party B’s invoicing information is as follows:

Entity name: /

Taxpayer identification number: /

Address: /

Phone: /

Bank: /

Bank account number: /

Party B’s designated email address: /

4.2.4 Party A and Party B agree that during the lease term, the unit rent price shall increase by /% every / year starting from the /th lease year, based on the previous year’s unit rent price. Details are shown in the table below:

Start and end date	Monthly rent including tax (RMB/unit)	Monthly rent excluding tax (RMB/unit)	Total rent excluding tax	Total rent including tax
2025/12/16-2028/1/15	18868.22	17969.73	449243.25	471705.5
Total			449243.25	471705.5

Among them: the contract tax rate is 5%, and the total contract tax amount is RMB 22,462.25 (in words: Twenty-two thousand four hundred sixty-two yuan and twenty-five fen).

4.2.5 Method of rent payment: Before the agreed rent payment date, Party B shall pay the rent by bank transfer to the following account designated by Party A:

Account name: Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Bank: China Merchants Bank Shenzhen Binhai Sub-branch

Account number: 755914472710860

Payment by Party B only to the above account shall be deemed valid payment. If Party A’s account changes, Party A shall notify Party B in writing in the manner stipulated in this contract. Without such notice, Party B shall not pay to any other account.

4.2.6 Rent includes tax (current VAT rate 5%). If national tax laws change, the tax-exclusive price remains unchanged, but the tax amount and tax-inclusive price will adjust accordingly. Party A will notify Party B in writing.

4.2.7 Party B confirms and agrees that regardless of any reason (including disputes with Party C), Party B shall not refuse, delay, or deduct rent payable to Party A on the grounds of disputes.

4.3 Comprehensive Service Fee

4.3.1 Initial service fee: Party B shall pay the □ first month / □ quarter / □ annual comprehensive service fee for the initial period (initial period: December 16, 2025 to January 31, 2026), in the total amount of RMB 27,490.12 (in words: Twenty-seven thousand four hundred ninety yuan and twelve fen). Party B shall pay the first month/quarter/year comprehensive service fee to the account designated by Party C within 5 working days after signing this contract. Party B and Party C agree that if the first month/quarter/year or the final period is less than a full month/quarter/year, Party B shall calculate the comprehensive service fee for that period based on the actual number of days leased.

4.3.2 Comprehensive service fee payment time:

4.3.2.1 For Lease Method One, the comprehensive service fee payment schedule shall be as follows:

☐ The comprehensive service fee shall be paid monthly, and Party B shall pay the current month’s comprehensive service fee to Party C before the 5th day of each month.

☐ The comprehensive service fee shall be paid quarterly, and Party B shall pay the current quarter’s comprehensive service fee to Party C before the 5th day of the first month of each quarter.

☐ The comprehensive service fee shall be paid annually, and Party B shall pay the annual comprehensive service fee to Party C within 5 days after the beginning of each lease contract year.

4.3.2.2 For Lease Method Two, the comprehensive service fee payment schedule shall be as follows:

☐ Comprehensive service fee _.

If the agreed comprehensive service fee payment date falls on a Saturday, Sunday, or statutory holiday, payment shall be postponed to the first working day after the above time period ends.

4.3.3 Party B and Party C agree that during the lease term, the unit price of the comprehensive service fee shall be as shown in the table below:

Start and end date	Monthly comprehensive service fee including tax (RMB)	Monthly comprehensive service fee excluding tax (RMB)	Total service fee excluding tax (RMB)	Total service fee including tax (RMB)
2025/12/16-2028/1/15	18131.78	17268.36	431709	453294.5
Total			431709	453294.5

4.3.4 Method of payment of the comprehensive service fee: Before the agreed comprehensive service fee payment date, Party B shall pay the comprehensive service fee by bank transfer to the following account designated by Party C:

Account name: Wuyou Planning and Operation Management (Shenzhen) Co., Ltd.

Bank: Bank of Communications Shenzhen Yantian Sub-branch

Account number: 4430 6611 3013009767539

Payment by Party B only to the above account shall be deemed valid payment. If Party C’s account changes, Party C shall notify Party B in writing in the manner stipulated in this contract. Without such notice, Party B shall not pay to any other account.

4.3.5 Party C shall issue a receipt voucher to Party B upon receiving the comprehensive service fee.

4.3.6 Party B confirms that the fee collected by Party C includes property management fees. Gaoke Property has the right to adjust its standards per Article 8.3. Party B accepts any resulting adjustments to the comprehensive service fee and shall not raise objections or seek deductions.

4.4 Other Expenses

4.4.1 Charging standards for other expenses shall be subject to Gaoke Property’s notice.

4.4.2 From the delivery date, Party B shall bear other expenses monthly. These are not included in the leasing fees and must be paid additionally to Party C.

Article 5 Lease Deposit

5.1 Payment of lease deposit. Party B confirms that the lease deposit shall be paid in the following manner:

☐ The lease deposit shall be paid in cash. Party B shall, within 5 working days after signing this contract, pay the lease deposit to the account designated in clause 4.2.5 of Party A, in an amount equal to 2 times the total rent for the first full month of the first year, namely RMB 37,736.44 (in words: Thirty-seven thousand seven hundred thirty-six yuan and forty-four fen). After Party A receives Party B’s lease deposit, Party A shall issue a receipt to Party B;

☐ The lease deposit shall be paid by bank performance guarantee. Party B shall, within 20 working days after signing this contract, provide Party A with an original bank performance guarantee as the lease deposit, and the guaranteed amount of the bank performance guarantee shall not be less than 2 times the total rent for the first full month of the first year.

Where the lease deposit is paid in cash, Party B shall pay the lease deposit to the account designated by Party A, and any payment to any other account shall be deemed Party B’s failure to perform its payment obligation; where the lease deposit is paid by bank performance guarantee, the beneficiary of the guarantee shall be and shall only be Party A, and any guarantee designating any other beneficiary shall be deemed Party B’s failure to perform its payment obligation.

5.2 The deposit is not prepaid rent or other fees, but only a guarantee for Party B’s performance of its obligations. During the lease term, Party B shall not demand to deduct its payable amounts from the deposit for any reason.

5.3 If the contract is terminated due to Party B’s breach during the lease term, the deposit will not be refunded.

5.4 Refund of lease deposit.

☐ Where Party B has paid the lease deposit in cash. When Party B simultaneously satisfies the following conditions, Party A shall, within 15 working days after the lease term expires or this contract is terminated, refund the lease deposit to Party B in one lump sum without interest through the original payment path, i.e., to the bank account used when the deposit was paid, and retrieve the issued receipt or have Party B issue a receipt to Party A. Party B must simultaneously satisfy the following conditions:

(1) Party B has settled all lease expenses and other expenses under this contract, except as otherwise provided in clauses 16.2(2) and 16.2(3) of this contract;

(2) Party B has completed the return of the leased premises (including ancillary facilities) and handled the return procedures in accordance with clause 11.2 of this contract;

(3) If Party B (including Party B’s affiliates) uses the leased premises and/or other premises in the Project as a business registration address, the business registration address transfer or cancellation procedures have been completed.

☐ Where Party B has paid the lease deposit by bank performance guarantee. When Party B simultaneously satisfies the following conditions, after Party B submits a written refund application to Party A, Party A shall return the bank performance guarantee to Party B within 15 working days after the lease term expires or this contract is terminated. Party B must simultaneously satisfy the following conditions:

(1) Party B has settled all lease expenses and other expenses under this contract, except as otherwise provided in clauses 16.2(2) and 16.2(3) of this contract;

(2) Party B has completed the return of the leased premises (including ancillary facilities) and handled the return procedures in accordance with clause 11.2 of this contract;

(3) If Party B (including Party B’s affiliates) uses the leased premises and/or other premises in the Project as a business registration address, the business registration address transfer or cancellation procedures have been completed.

Article 6 Related Expenses

6.1 According to laws and regulations, the three parties shall each pay the taxes and fees related to this lease.

6.2 If Party B needs to conduct promotional activities in this project, it must submit a written application to Party C in advance and obtain Party C’s written consent.

6.3 Party B shall actively cooperate when Party A and/or Party C conducts promotional activities.

Article 7 Delivery and Acceptance

7.1 Party A, Party B, and Party C confirm that Party C is responsible for delivering the leased premises. Party C shall deliver the leased premises in its current condition before December 16, 2025, and Party B raises no objection. Party B shall independently evaluate the decoration left in the leased premises, and whether used directly or after modification, Party B shall ensure compliance with relevant national laws and standards.

The three parties confirm that any decoration remaining in the leased premises (including but not limited to design, construction, materials, quality, environmental protection, and fire safety) is the responsibility of Party C. Party A bears no responsibility for the remaining decoration in the leased premises or for any issues arising from such decoration. Matters concerning decoration warranty, repair, maintenance, and quality objections shall be raised directly by Party B to Party C, and Party C shall bear full responsibility. Party A has no obligation to coordinate and bears no joint liability for such issues.

7.2 Before the delivery date specified in clause 7.1, Party B shall inspect the leased premises and the condition of the equipment and facilities, sign the “Leased Premises Delivery Confirmation Form” with Party C (see Appendix 4), and complete the delivery and acceptance procedures.

7.3 The three parties specifically confirm that if Party B refuses to handle the delivery and acceptance procedures without a legitimate reason under clause 7.4, the leased premises shall be deemed delivered by Party C to Party B in accordance with the contract as of the delivery date specified in clause 7.1.

7.4 When accepting the leased premises, if Party B believes there is a quality problem with the main structural components, Party B must provide a main structural quality inspection report issued by a qualified third-party professional body recognized by Party A and Party C (and capable of filing with the relevant government quality inspection department). Otherwise, Party B may not refuse to accept the leased premises for any reason, and after accepting the leased premises may not use this as a basis to request an extension of the rent-free period or reductions in rent, comprehensive service fees, or other expenses. Any issues discovered or raised by Party B during acceptance other than main structural quality issues are acknowledged by Party B as repairable matters, and Party C shall be responsible for repair and rectification after Party B accepts the leased premises, but such issues shall not constitute grounds for Party B to refuse acceptance.

Article 8 Property Management

8.1 Gaoke Property shall uniformly provide property services for the public areas of Space Science and Technology Plaza. Party B agrees to and accepts Gaoke Property’s property management and services, and shall comply with Gaoke Property’s unified management requirements and rules when using the leased premises.

8.2 The daily supply time of the office building’s central air conditioning is 8:00–19:00 from Monday to Sunday, excluding statutory holidays (hereinafter referred to as “daily supply time”). Use of central air conditioning outside daily supply time requires payment of overtime fees for central air conditioning. If there is a make-up workday arrangement for statutory holidays, the holiday shall be treated as non-daily supply time, and the make-up workday shall be treated as daily supply time. Central air-conditioning overtime fee: RMB 0.35 per square meter per hour (calculated from 1 hour, any period less than 1 hour is counted as 1 hour; if the amount is less than RMB 350 per hour, it shall be charged as RMB 350 per hour);

8.3 During the lease term, Gaoke Property has the right to adjust the charging standards for property management-related fees and other expenses based on actual circumstances, but each adjustment must be notified to Party C and Party B in writing 60 calendar days in advance. Party B and Party C shall begin paying the corresponding fees according to the new standards at the time specified in the notice.

Article 9 Use and Repair of the Premises

9.1 Party B shall use the leased premises and its ancillary facilities normally and reasonably, and use water and electricity safely.

9.2 During the lease term, Party A shall not bear the repair responsibility for the ancillary facilities of the leased premises. If Party B discovers damage or malfunction to the ancillary facilities of the leased premises, Party B shall promptly notify Party C for repair. Party C shall complete the repair within a reasonable period after receiving Party B’s notice and bear the corresponding repair costs. If Party C refuses to carry out the repair, or if immediate repair is necessary due to urgency, Party B may carry out the repair on Party C’s behalf, and the relevant repair costs (for which Party B must provide an approval document issued by a qualified third-party cost consulting agency) shall be borne by Party C.

9.3 If damage or malfunction to the leased premises or ancillary facilities (including Party B’s decoration, renovations, and added facilities/equipment) is caused by Party B’s intentional act or improper use, Party B shall be responsible for repair, and Party A and/or Party C shall have no repair obligation.

9.4 During the lease term, if Party C and/or Party B fails to timely perform the repair, maintenance, or other obligations stipulated in this contract, causing personal injury or property loss to the other party or a third party, the responsible party shall bear liability for compensation, and Party A shall not bear joint or supplementary liability.

9.5 If emergency repairs are required but Party B cannot be notified, or Party B has been notified but is unable to be present, Party A, Party C, or Gaoke Property may enter the leased premises to carry out emergency repair work. Party B’s emergency contact person is: Zhou Minghui, contact number: 13823613728.

9.6 If any of the following acts or events occur, Party B must compensate. Such compensation includes but is not limited to any repair costs, any amounts expended by Party A or Gaoke Property due to claims or demands by others against Party A, Party C, or Gaoke Property, and all expenses and costs incurred by Party A, Party C, or Gaoke Property in pursuing claims against Party B:

(1) Damage to Party A or Gaoke Property and any other person or property caused by malfunction, disrepair, or danger of any electrical installations, appliances, wiring, etc. in the leased premises;

(2) Damage to Party A or Gaoke Property and any other person or property caused by damage or stoppage of operation of water pipes, toilets, or fixtures in the leased premises due to Party B’s reasons;

(3) Damage to Party A, Gaoke Property, and third parties caused by fire or smoke spreading within the leased premises due to Party B’s reasons, or water from any source (including storm or rainwater due to windows not being closed) leaking or overflowing within the leased premises or any part thereof.

9.7 In principle, Party A does not agree to any structural modifications by Party B and/or Party C. If necessary, Party B and/or Party C shall submit a written application to Party A and independently arrange for and provide design opinions and certification issued by a design entity recognized by Party A, and may implement the modifications only after obtaining Party A’s written consent.

9.8 During the lease term, if there is a power outage, water shutdown, or similar event caused by government functional departments, Party B shall fully cooperate and handle the response work within the leased premises, and Party A and/or Party C shall bear no responsibility as a result.

Article 10 Sublease

10.1 During the lease term, without Party A’s and Party C’s written consent, Party B may not sublease, partially sublease, or otherwise allow any third party to use the leased premises in whole or in part, including but not limited to hanging or displaying a third party’s company name or abbreviation in common areas, or providing the leased premises address to any third party other than Party B for business registration purposes, etc. Party C shall supervise whether Party B has unlawfully subleased the premises, and if discovered shall immediately notify Party A.

10.2 If Party B needs to sublease, it must submit a written application to Party A and Party C at the same time. After obtaining Party A’s and Party C’s written consent, Party B may sublease the leased premises in whole or in part. Party B’s sublease procedures must be filed with Party A and Party C; the sublease term shall not exceed the lease term stipulated in this contract, and the sublessee may not further sublease. If Party B or the sublessee violates the foregoing provisions, Party A and/or Party C have the right to require Party B to rectify the breach. If Party B refuses to rectify the breach, Party A has the right to terminate this contract. If Party B or the sublessee’s breach causes losses to Party A and/or Party C, Party B shall bear liability for breach or compensate the losses to Party A and/or Party C.

10.3 Party B has the obligation to supervise the business operations and activities of the sublessee. Once the sublessee engages in illegal or non-compliant conduct, or causes losses to Party A and/or Party C, Party B shall bear liability for breach or compensate the losses to Party A and/or Party C.

Article 11 Return of the Premises

11.1 Party B shall begin handling the return procedures for the leased premises with Party C 30 calendar days before the lease term expires or before this contract is terminated. On the date the lease term expires, Party B shall vacate and move out of the leased premises and return the leased premises and ancillary facilities to Party C as agreed.

11.2 When Party B returns the leased premises to Party C, Party B may choose:

☐ Provided that Party B has not damaged the leased premises, or has fully repaired any damage and ensured that the leased premises can be normally and properly used, Party B may return the leased premises to Party C in its existing condition after moving out its belongings;

☐ Party B shall restore the leased premises to the initial condition at the time of delivery and return it to Party C;

☐ Party B agrees that Party C or a third party entrusted by Party C shall restore the leased premises to the initial delivery condition, and Party B shall bear all expenses.

11.3 If Party B fails to move out and clear the leased premises on the date the lease term expires and fails to return the leased premises according to the standard specified in clause 11.2:

(1) Party C has the right, without notifying Party B, to enter and take back the leased premises on its own, and with Party A’s consent, stop property services and the supply of water, electricity, and other public utilities to the leased premises. Any resulting losses shall be borne by Party B;

(2) Party C has the right, without notifying Party B, to treat all items left in the leased premises as abandoned property;

(3) Party C has the right to restore the leased premises to the original condition at the time of delivery itself or entrust a third party to do so. The expenses, losses (including but not limited to costs incurred for such restoration and vacancy losses during the restoration period), and liabilities arising therefrom shall be borne by Party B, and Party C reserves the right to seek recovery from Party B;

(4) The date on which Party C disposes of Party B’s remaining belongings and restores the leased premises to the initial condition at the time of delivery or to another condition recognized by Party C shall be deemed the date Party B returned the leased premises. Party B shall pay Party A a possession fee based on the rent unit price as of the lease expiry date or the termination date and the number of days of delayed return.

11.4 Upon return of the leased premises, if damage caused by Party B is discovered, Party A and/or Party C have the right to dispose of the damaged items as abandoned property without notifying Party B. If costs are incurred in handling abandoned items left by Party B, Party C has the right to require Party B to bear such costs.

11.5 Upon return of the leased premises, if damage caused by Party B is discovered, Party A and/or Party C have the right to require Party B to take all measures to repair it. If Party B fails to repair or fails to complete repairs within the period required by Party A and/or Party C, causing property losses to Party A or affecting the re-letting of the leased premises, Party A and/or Party C have the right to require Party B to bear corresponding compensation liability.

11.6 When returning the leased premises, Party B and Party C shall inspect and verify the condition of the premises, ancillary items, facilities and equipment, and water and electricity usage, and sign the “Leased Premises Return Confirmation Form” (see Appendix 5).

11.7 Within 10 calendar days after the lease term expires or this contract is terminated, Party B shall complete the industrial and commercial cancellation or change procedures for any business registration address or business premises address using the leased premises or other premises of the Project used by Party B, and shall complete the cancellation of the lease filing of the leased premises (if any).

Article 12 Advertising Spaces and Parking Spaces

12.1 The advertising spaces of the Project shall be entitled to Party A. If Party B needs to use them, Party B must lease them from Party A.

12.2 The parking spaces of the Project shall be managed by Gaoke Property. If Party B needs parking spaces, Party B must lease them from Gaoke Property.

Article 13 Rights and Obligations

13.1 Party A’s Rights

(1) Party A enjoys full rights to lease out the leased premises and collect rent and the lease deposit;

(2) Party A and Gaoke Property have the right to manage, repair, and maintain the common areas, common equipment, and common facilities of the Project;

(3) Party A has the right to reconstruct, decorate, and repair the Project, to change the structure of common areas and the layout of other facilities, and to close relevant common areas and common facilities. If such actions affect Party B’s operations, Party A shall notify Party B in advance of the construction plan and schedule and minimize the impact as much as possible, and Party B shall fully cooperate with Party A in carrying out such work.

(4) Party A is only the lessor of the leased premises and is an independent legal entity from Party C. Any services provided by Party C are Party C’s independent acts, and any resulting liabilities shall be borne solely by Party C. Party B expressly agrees that any disputes or claims arising from receiving Party C’s services shall be asserted directly against Party C, and Party B shall not assert any rights against Party A. Party A shall bear no joint or supplementary compensation liability in this regard.

13.2 Party A’s Obligations

(1) During the lease term, if Party A transfers the leased premises, Party A shall give Party B and Party C written notice 30 calendar days in advance of the transfer, and Party B shall have the right of first purchase under equal conditions;

(2) When Party B handles the licenses needed for leasing and operation on its own, Party A shall provide assistance and cooperation;

(3) On the premise of legality and compliance, Party A shall ensure that Party B can normally use the leased premises.

13.3 Party B’s Rights

(1) During the lease term, if Party A transfers the leased premises, Party B has the right to continue leasing it. Party A shall stipulate in the transfer contract with the transferee that Party B has the right to continue performing this contract;

(2) During the lease term, provided Party B complies with and performs the obligations under this contract, Party A and Party C shall not interfere with Party B’s daily business operations and activities;

(3) Party B has the right to jointly and equally use the common areas, common equipment, and common facilities of the Project with other entitled persons according to its normal business needs.

(4) Party B has the right to require Party C to provide operational management services in accordance with the agreement, and Party C shall bear full responsibility for service quality.

13.4 Party B’s Obligations

(1) Party B shall pay rent and the lease deposit in accordance with the relevant provisions of this contract. Any service disputes between Party B and Party C shall not be used as a reason to refuse or delay payment of rent or the lease deposit;

(2) Party B shall pay the comprehensive service fee and other payable expenses in accordance with the relevant provisions of this contract;

(3) Party B shall handle on its own all licenses required for leasing and operation;

(4) During the lease term, Party B shall comply with laws, regulations, and the rules of government departments regarding housing lease management. If Party B receives any notice or court summons related to the leased premises, Party B must notify Party A and Party C in writing within 2 calendar days (48 hours);

(5) During the lease term, Party B may not occupy, damage, or alter the use of the Project’s common areas, common equipment, or common facilities. Unless otherwise agreed by the parties, Party B may not claim any benefit from areas outside the leased premises (including but not limited to fire exits, public spaces, refuge floors, etc.);

(6) During the lease period, if Party A and/or Party C incur additional expenses (such as taxes) due to accommodating Party B’s needs (such as changing the leasing entity, subleasing, partial subleasing, etc.), Party B shall bear such additional expenses.

13.5 Party C’s Rights

(1) To collect comprehensive service fees and other expenses from Party B as stipulated in this contract;

(2) To conduct daily management and supervision over Party B’s use of the leased premises in accordance with Party A’s authorization and property management rules;

(3) To assist Party A in handling communications during the lease term; if Party B breaches the contract, Party C has the right to urge Party B to pay due amounts on time and require rectification, etc.;

(4) To suspend part or all services when Party B is in arrears on lease expenses or other fees. If Party B is in arrears on rent and Party C has advanced corresponding amounts to Party A on Party B’s behalf (including rent and liquidated damages), Party C has the right to recover such amounts from Party B.

13.6 Party C’s Obligations

(1) Party C shall deliver the leased premises to Party B in accordance with the contract;

(2) Party C shall be responsible for Party B’s daily management and supervision, including maintenance and upkeep of the indoor facilities and equipment of the leased premises;

(3) Party C shall regularly inspect the leased premises, promptly discover and handle potential issues, and ensure normal use of the leased premises;

(4) Party C shall provide customized services according to Party B’s needs, such as meeting services and business support;

(5) Party C shall be responsible for Party B’s customer service. Party C shall provide efficient and high-quality services, properly handle service complaints raised by Party B, and provide excellent service;

(6) Party C shall promptly report Party B’s use of the leased premises to Party A;

(7) Upon expiry of the lease term or termination of this contract, Party C shall handle the return of the leased premises with Party B.

Article 14 Contract Amendment

14.1 If the change involves only the rights and obligations of Party A and Party B, the contract terms may be changed upon agreement between Party A and Party B. If the change directly affects Party C’s rights and obligations, the contract may be amended only upon agreement among Party A, Party B, and Party C.

14.2 During the performance of this contract, if Party C withdraws from the operational services stipulated in this contract, Party A has the right to undertake the management services that Party C should provide itself or entrust a third party to undertake them, without Party C’s consent. Such change of entity shall not affect the lease rights and obligations between Party A and Party B, and Party A and Party B shall continue to perform in accordance with this contract.

14.3 If agreement is reached on amendments to this contract, a supplemental agreement may be signed separately, and such supplemental agreement shall have the same legal effect as this contract.

Article 15 Contract Termination

15.1 This contract may be terminated upon agreement of Party A, Party B, and Party C.

15.2 If Party B has any of the following circumstances, Party A has the right to unilaterally terminate this contract. After termination, Party C has the right to take back the leased premises:

(1) Failure to pay lease expenses, or failure to pay lease expenses in accordance with this contract, for 30 calendar days;

(2) Failure to pay the lease deposit, or failure to pay it in accordance with this contract, for 30 calendar days;

(3) Where the leased premises meet the agreed delivery standard, but Party B still fails to accept the leased premises within 30 calendar days after the delivery date specified in this contract, or Party B has accepted the leased premises but refuses to sign the “Leased Premises Delivery Confirmation Form” without justifiable reason for 30 calendar days;

(4) Unauthorized dismantling, alteration, or damage to the structure of the leased premises, electromechanical systems, fire protection systems, curtain walls (glass, stone, metal, etc.) and their hardware or exterior windows, or other important systems, facilities, and equipment affecting the functional use of the leased premises;

(5) Unauthorized subleasing, partial subleasing, or otherwise permitting a third party to use the leased premises in whole or in part, including but not limited to under the names of lending, sharing, joint operation, contracting, cooperation, partnership, commission, or franchise management by a third party, regardless of whether such third party pays any rent or other consideration for such subleasing or partial subleasing, all of which shall be deemed Party B’s breach;

(6) Unauthorized change of the use of the leased premises;

(7) Use of the leased premises for illegal or non-compliant activities, or use of the leased premises to infringe the lawful rights and interests of third parties, or because of Party B’s reasons the leased premises are sealed up by public security or judicial authorities or a notice is issued requiring cessation of Party B’s operations;

(8) Party B undergoes merger, division, reorganization, acquisition, or similar circumstances causing this contract to become impossible to continue, or Party B enters liquidation, bankruptcy, deregistration, dissolution, or has its business license revoked;

(9) Party B commits a criminal offense. For the avoidance of doubt, criminal offense circumstances include, but are not limited to, Party B being filed for investigation by public security authorities or becoming a defendant in a criminal case;

(10) Party B violates this contract and fails to rectify within 7 working days after Party A and/or Party C issues a written rectification notice, or Party A and/or Party C has issued written rectification notices for the same matter three times;

(11) If, due to Party B’s reasons, petitioners or groups hold banner-hanging, complaints, or similar collective incidents at the Project (including surrounding areas), disrupting the Project’s business order and causing adverse effects to Party A, Party C, other tenants, and the Project;

(12) Unauthorized installation of signs, signboards, or similar items on the exterior walls, roof, or other common areas of the Project, and failure to remove and restore them within 3 calendar days after written notice by Party A and/or Party C.

When Party A exercises the above unilateral termination right, it does not need to obtain any form of consent, approval, or confirmation from Party C. Any opinion, objection, or non-cooperation by Party C shall not affect the existence or effectiveness of the above termination right. Party C shall unconditionally cooperate with Party A in exercising the above rights, including but not limited to return of the premises and settlement of fees.

15.3 Under any of the following circumstances, Party B has the right to unilaterally terminate the contract:

(1) Due to Party C’s reasons, the delivery of the leased premises is delayed by 30 calendar days;

(2) Due to Party C’s reasons, the leased premises delivered do not comply with this contract, preventing Party B from achieving the lease purpose, and Party C fails to make rectifications within a reasonable period and the premises still do not comply with this contract;

(3) Party C fails to undertake repair responsibilities or pay repair costs as stipulated in this contract, and still fails to perform after Party B’s written reminder, causing Party B to be unable to continue normal use of the leased premises or business operations;

(4) Party A becomes bankrupt or enters liquidation proceedings for reasons other than reorganization or merger.

For the circumstances set out in items (1), (2), and (3) of this clause, the liable party for breach shall be Party C; for the circumstance in item (4), the liable party for breach shall be Party A. The scope of each party’s liability is limited to the corresponding circumstance specified in this clause.

15.4 Under any of the following circumstances, any of Party A, Party B, or Party C has the right to terminate this contract, and none of the three parties shall bear liability to the others:

(1) The leased premises are lawfully expropriated, requisitioned, or demolished due to public interest or urban construction needs;

(2) The leased premises are damaged, lost, or identified as a dangerous building due to force majeure and cannot be used, or this contract can no longer be performed due to a force majeure event.

15.5 If any of the above circumstances for termination exist, Party A, Party B, and Party C may sign a termination agreement, or the party with the right to terminate, Party A or Party B, may deliver a termination notice to the other parties in accordance with clause 19 of this contract, and this contract shall then be terminated.

15.6 During the lease term, except for the circumstances of termination stipulated in this contract, none of Party A, Party B, or Party C may unilaterally terminate this contract without cause.

Article 16 Liability for Breach

16.1 Liability for Breach by Party A and Party C

(1) If the delivery of the leased premises is delayed due to Party C’s reasons, for every accumulated 3 days of delay, Party C shall pay Party B liquidated damages equal to 0.05% of the total lease expense for the first full month. Any period less than 3 days shall not be counted. Such liquidated damages shall be calculated until the date delivery is completed. If the delay reaches 30 calendar days, Party B has the right to unilaterally terminate this contract and shall bear no liability. If the delay reaches 30 calendar days but Party B does not terminate this contract, Party C shall continue to pay liquidated damages to Party B until the leased premises are delivered.

(2) If the circumstances specified in clause 15.3 of this contract exist and Party B terminates this contract, Party A shall refund the lease deposit to Party B, and the liable party shall pay Party B liquidated damages equal to 2 times the rent for the first full month.

(3) During the lease term, if Party A unilaterally terminates this contract without the circumstances specified in clauses 15.1, 15.2, and 15.4, Party A shall refund the lease deposit to Party B in double.

16.2 Liability for Breach by Party B

(1) If Party B delays payment or completion of lease expenses, lease deposit, or other payable fees, Party B shall pay liquidated damages at 0.05% of the total amount overdue at the time the default occurs for each day of delay. Such liquidated damages shall be calculated until all payable lease expenses, lease deposit, or other fees are fully paid. If the delay reaches 30 calendar days, Party A has the right to unilaterally terminate the contract and shall bear no liability. If the delay reaches 30 calendar days but Party A does not terminate the contract, Party B shall continue to pay liquidated damages daily at 0.05% of the overdue total until all amounts are fully paid.

Starting from the 15th calendar day of Party B’s overdue payment of lease expenses (including the 15th day), Party A and/or Party C has the right, itself or through Gaoke Property, to suspend water, electricity, central air-conditioning supply, and other management services for the leased premises until Party B pays all outstanding amounts. During the suspension period, Party B’s payable lease expenses, other expenses, and corresponding liquidated damages shall not be waived. If the suspension of water, electricity, central air-conditioning supply, and other management services is caused by Party B’s arrears, Party A, Party C, or Gaoke Property shall bear no responsibility, and Party B shall bear all responsibilities and losses.

(2) If the circumstances specified in clause 15.2 exist and Party A terminates this contract, Party A shall not refund Party B’s lease deposit.

(3) During the lease term, if Party B unilaterally terminates this contract without the circumstances specified in clauses 15.1, 15.3, and 15.4, Party A shall not refund Party B’s lease deposit.

(4) Upon expiry of the lease term or termination of this contract, Party B shall vacate and return the leased premises on time in accordance with this contract. If Party B delays vacating or refuses to return the premises, Party B shall pay Party A a possession fee equal to 2 times the daily rent amount at the time of expiry or termination for each day of delay, until the premises are vacated and returned. In addition, during the period of delayed vacating or refusal to return, Party B shall still pay the comprehensive service fee and other payable expenses in accordance with the standards and methods stipulated in this contract.

If Party B delays vacating or refuses to return the leased premises, Party A and/or Party C has the right, itself or through Gaoke Property, to stop water, electricity, central air-conditioning supply, or other management services for the leased premises. During the suspension period, Party B’s payable possession fee, comprehensive service fee, other expenses, and corresponding overdue liquidated damages shall not be waived. If suspension of water, electricity, central air-conditioning supply, and other management services is caused by Party B’s delayed vacating or refusal to return the leased premises, Party A, Party C, or Gaoke Property shall bear no responsibility, and Party B shall bear all responsibilities and losses.

(5) If Party B delays handling the industrial and commercial cancellation or change procedures for the leased premises or other premises in the Project used as a business registration address or business premises address, or delays completing the change or cancellation procedures for the lease filing of the leased premises (if any), Party B shall pay Party A liquidated damages at the daily rent rate at the time the lease expires or this contract is terminated for each day of delay, until the relevant procedures are completed.

(6) If Party B unlawfully transforms, decorates, or installs facilities/equipment affecting the structure of the leased premises, thereby causing personal injury or property loss to Party A or any third party, Party B shall bear all legal liability and compensate for all losses.

16.3 Party B shall impose necessary restrictions on the conduct of its employees, visitors, users, and other related parties, and urge them not to engage in conduct harmful to the Project or prohibited for Party B under this contract. If the conduct of the above persons in the leased premises causes losses to Party A and/or Party C, Party A and/or Party C has the right to recover such losses from Party B.

16.4 If the liquidated damages stipulated in this contract are insufficient to compensate all losses that the non-breaching party may suffer due to the breaching party’s breach, the breaching party shall also be liable to compensate the difference in full between the liquidated damages and the losses. The foregoing losses include, but are not limited to, all expenses such as debts, taxes, compensation for damages, and all litigation costs, court enforcement costs, attorneys’ fees, travel expenses, property preservation fees, security deposits paid to realize property preservation, appraisal fees, evaluation fees, auction fees, notarization fees, service fees, announcement fees, and other costs incurred by the non-breaching party in pursuing claims against the breaching party.

16.5 If there are decoration defects in the leased premises, Party C shall, in principle, begin rectification within 2 days after receiving Party B’s notice.

16.6 If Party B breaches the contract in any way, Party C has the right to urge Party B to rectify the breach and demand payment of liquidated damages.

16.7 If Party B is overdue in paying rent, lease deposit, or any amounts payable to Party A, this also constitutes a breach of Party C, and Party C has the right to suspend services accordingly.

16.8 For breaches by Party A or Party C under this contract, Party A and Party C shall not bear joint or supplementary liability to each other. Party B shall not, based on any breach circumstance stipulated in this contract, require the non-breaching Party A or Party C to bear the breach liability that should be borne by the other party.

Article 17 Force Majeure

17.1 “Force majeure” means objective circumstances that the three parties to this contract cannot foresee, avoid, or overcome. Force majeure includes natural phenomena (such as typhoons, floods, earthquakes, etc.), government actions (such as expropriation, requisition, etc.), and social abnormal events (such as strikes, riots, etc.) that have reached the point of obstructing, affecting, or delaying the performance of all or part of this contract by any party.

17.2 The party suffering a force majeure event shall immediately notify the other two parties of the nature of the event, date of occurrence, expected duration, and other relevant details, as well as the extent to which the event affects its performance of obligations under this contract. At the same time, the affected party shall provide a lawful certificate issued by the relevant government department proving the force majeure event; if such certificate cannot be provided, the party must strictly perform all obligations in accordance with this contract, otherwise it shall bear liability for breach.

17.3 If a force majeure event makes it impossible to continue performing this contract, Party A, Party B, and Party C may agree to terminate it. If the force majeure event only temporarily hinders performance, the affected party may temporarily suspend performance of its obligations under this contract until the effect of the force majeure event is removed, and shall not bear liability for breach on that basis, but shall endeavor to take remedial measures to reduce the impact. During the temporary suspension, the affected party shall regularly inform the other two parties of the development of the force majeure event. When the force majeure event ends, it shall immediately notify the other two parties in writing.

Article 18 Special Provisions

18.1 Confidentiality. The contents of this contract and the rent, rent-free period, and other commercial information negotiated by Party A, Party B, and Party C are confidential information. Party A, Party B, and Party C each undertake to use the confidential information only for reasonable purposes under this contract. Unless required in writing by competent authorities such as government departments, judicial organs, or regulatory institutions, or agreed unanimously by the three parties, no party shall disclose confidential information to any party other than Party A, Party B, and Party C.

The above confidentiality obligation shall not be released due to the invalidity, revocation, completion, or early suspension of this contract. Party B agrees that Party A and/or Party C using confidential information to analyze the Project’s operations or providing confidential information to professional advisers, or Party A and/or Party C disclosing Party B’s lease of the leased premises for the needs of promotion or publicity of the Project, shall not be deemed a breach of the confidentiality obligations by Party A and/or Party C.

18.2 “Space Science and Technology Plaza Property Lease Safety Production Management Agreement.” Party A and Party B sign the “Space Science and Technology Plaza Property Lease Safety Production Management Agreement” (hereinafter the “Safety Production Management Agreement,” see Appendix 6), and fully perform the safety management responsibilities and obligations stipulated therein. If any party violates the relevant provisions of the Safety Production Management Agreement and causes a safety responsibility accident or personal injury/property loss to others during the housing lease under this contract, the responsible party shall bear all legal liability and economic losses.

18.3 Any consent given by Party A and/or Party C to Party B only constitutes consent to the matter applied for by Party B, and does not constitute a waiver of enforcement of any provision of this contract, nor shall it be understood as Party A and/or Party C waiving the requirement to obtain such consent for similar events in the future special consent requirement, unless Party A and/or Party C expressly states otherwise in writing.

18.4 Party A and/or Party C’s failure, once or more than once, to pursue Party B for a breach or non-performance of its obligations under this contract shall not constitute a waiver by Party A and/or Party C of the right to pursue Party B for any future continuing breach or non-performance, nor shall it in any way reduce or affect Party A and/or Party C’s right to pursue Party B for future continuing breach or non-performance, unless Party A and/or Party C expressly state otherwise in writing.

18.5 Party B agrees that the liquidated damages paid to Party B by Party A and/or Party C under this contract already include losses from decoration, business losses, and the cost and losses of finding alternative premises caused by the breach of Party A and/or Party C. Party B may not separately claim such losses from Party A and/or Party C.

Article 19 Notice and Service

19.1 Party A, Party B, and Party C agree that notices may be sent by mail, email, WeChat, SMS, and other means. The parties confirm the following valid service addresses:

Party A service address: Room 15B01, Block B, Space Science and Technology Plaza, 1288 Haide 3rd Road, Nanshan District, Shenzhen

Postal code: 518054

Contact person: Wang Xinyi

Phone: 13983316832

Email: htgkzcjyb@163.com

Party B service address: Block B, CIMC R&D Center, No. 2 Gangwan Avenue, Nanshan District, Shenzhen, Guangdong Province

Postal code: /

Contact person: Zhou Minghui

Phone: 13823613728

Email address:

Party C service address: Room 3402, Building 1, No. 1, Phase II, Dachong Business Center, 9680 Shennan Avenue, Dachong Community, Yuehai Subdistrict, Nanshan District, Shenzhen

Postal code: /

Contact person: Yuan Tao

Phone: 13538222192

Email address: /

If any party’s above address changes, it shall immediately notify the other parties in writing; otherwise, the above address shall remain valid.

19.2 If notices or documents from one party to the other two parties are sent by mail, the date of receipt/signature by the recipient shall be deemed the date of service; if the mailed documents are returned when sent to the above address, the return date shall be deemed the date of service; if sent by email, WeChat, or SMS, the date of sending shall be deemed the date of service.

19.3 If service cannot be effected by the above methods, before Party B vacates, any notice sent by Party A and/or Party C to the location of the leased premises shall be deemed valid service.

Article 20 Dispute Resolution

20.1 If a dispute arises during performance of this contract, Party A, Party B, and Party C shall resolve it through consultation. If consultation fails, a lawsuit may be filed in the People’s Court of Nanshan District, Shenzhen, where the leased premises are located, in accordance with law. The losing party shall bear the reasonable expenses incurred by the prevailing party in resolving the dispute, including but not limited to litigation fees, attorneys’ fees, appraisal fees, evaluation fees, travel expenses, property preservation fees, and security fees for preservation.

20.2 The formation, validity, interpretation, performance, and dispute resolution of this contract shall all be governed by the laws of the People’s Republic of China.

Article 21 Other Provisions

21.1 If Party B needs to handle lease contract filing procedures, Party B shall sign the “Shenzhen Housing Lease Contract” supervised by the Shenzhen Housing and Construction Bureau with Party A. Party A and Party B agree that such housing lease contract is only for Party B’s filing purposes and is not binding on Party A and Party B; the rights and obligations of Party A and Party B shall still be governed by this contract and any supplemental agreement to this contract (if any).

21.2 The appendices to this contract form an effective part of this contract and have the same legal effect as this contract.

21.3 This contract is made in six copies, with Party A, Party B, and Party C each holding two copies, each of which has equal legal effect.

21.4 This contract shall become effective from the date it is signed by the legal representatives or authorized representatives of the three parties and sealed with their company chops.

(There is no text below.)

Party A (seal): Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Legal representative or authorized representative (signature/seal):

/s/ Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Date of signing:

Party B (seal):

Legal representative or authorized representative (signature/seal):

/s/ Zhou Minghui

Date of signing:

Party C (seal): Wuyou Planning and Operation Management (Shenzhen) Co., Ltd.

Legal representative or authorized representative (signature/seal):

/s/ Wuyou Planning and Operation Management (Shenzhen) Co., Ltd.

Date of signing:

Appendix 1: Supplemental Agreement Among Party A, Party B, and Party C

None

Appendix 2: Floor Plan of the Leased Premises

Appendix 3: Real Property Ownership Certificate for the Leased Premises

Yue (2018) Shenzhen Real Property Ownership No. 0257771

Rights holder: Shenzhen Space Science High-Tech Investment Management Co., Ltd. (914403008718947382)

Ownership status: Sole ownership

Location: Room 5401, Block A, Space Science and Technology Plaza, south side of Qianhai Avenue, Qianhai Shenzhen-Hong Kong Cooperation Zone, Nanshan District

Property unit no.: 440305005007GB00008F00010143

Type of right: State-owned construction land use right / house ownership

Nature of right: Grant / commercial housing

Use: Commercial office land / office

Area: Gross floor area: 753.38 square meters

Term of use: 50 years, from March 14, 2008 to March 13, 2058

Other right status:

1.	Parcel no.: T107-0005, parcel area: 12,018.67 square meters

2.	Interior building area: 496.5 square meters

3.	Completion date: September 9, 2016

4.	Registered price

5.	Co-ownership status: None

Remarks

Market commercial housing, saleable. The sale target is limited to wholly owned, controlled, or equity-invested enterprises within China Aerospace Science and Technology Corporation.

Note: Other rights matters concerning this property shall be subject to the records in the real property register.

Appendix 4: Leased Premises Delivery Confirmation Form

Leased Premises Delivery Confirmation Form

Operations Management
lessee
Rental Property, Room Number
Delivery method	The lessee confirms that the operator will deliver the leased property to them in _____________ (unfinished/as is) condition, as detailed in the attached photos.
key	Key to the rented property: [Number] keys. Other:
Number of water meters in leased properties
Electricity meter readings for leased properties
Party B hereby confirms that the leased premises have passed its acceptance inspection and meet the delivery conditions stipulated in the lease contract, and that the operating and management party completed the delivery procedures for the leased premises on year month day.

Signature of Operations Management Representative:	Lessee (Representative) Signature:

This delivery confirmation form is made in two copies, with one copy held by the operating and management party and one by the lessee.

Attached photos: Photos of the leased premises at the time of delivery

Attached table: Delivery checklist for the leased premises

Delivery details of leased property	quantity	situation	Remark
doorplate	piece
Door	piece
Door locks and handles	piece
Lighting fixtures	piece
Lighting switch	piece
fire hydrant box	piece
Fire extinguishers and fire extinguishing boxes	piece
Public distribution box	piece
Unit distribution box	piece
lamp plate	piece
spray head	piece
Smoke Detector	piece
Emergency indicator light	piece
Other items

Appendix 5: Leased Premises Return Confirmation Form

Leased Premises Return Confirmation Form

Operations Management
lessee
Rental Property, Room Number
Delivery method	The lessee confirms that the operator will deliver the leased property to them in _____________ (unfinished/as is) condition, as detailed in the attached photos.
key	Key to the rented property: [Number] keys. Other:
Number of water meters in leased properties
Electricity meter readings for leased properties
Party B hereby confirms that the leased premises have passed its acceptance inspection and meet the delivery conditions stipulated in the lease contract, and that the operating and management party completed the delivery procedures for the leased premises on year month day.

Signature of Operations Management Representative:	Lessee (Representative) Signature:

This return confirmation form is made in two copies, with one copy held by the operating and management party and one by the lessee.

Attached photos: Photos of the leased premises at the time of return

Attached table: Return checklist for the leased premises

Delivery details of leased property	quantity	situation	Remark
doorplate	piece
Door	piece
Door locks and handles	piece
Lighting fixtures	piece
Lighting switch	piece
fire hydrant box	piece
Fire extinguishers and fire extinguishing boxes	piece
Public distribution box	piece
Unit distribution box	piece
lamp plate	piece
spray head	piece
Smoke Detector	piece
Emergency indicator light	piece
Other items

Appendix 6: Space Science and Technology Plaza Property Lease Safety Production Management Agreement

Space Science and Technology Plaza Property Lease Safety Production Management Agreement

Party A: Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Party B: Zhou Minghui

Pursuant to the Work Safety Law of the People’s Republic of China, and in order to implement the work safety policy of “safety first, prevention as the main approach, and comprehensive governance,” standardize safety management of relevant parties, prevent various production safety accidents, ensure the safety of personnel and equipment/facilities, and clarify the work safety responsibilities of Party A and Party B, this agreement is signed as an appendix to the lease contract and shall bind the rights, obligations, and responsibilities to be performed by both parties, upon mutual agreement.

1.	Summary of the leased unit

(1) Project name: Space Science and Technology Plaza

(2) Project address: No. 1288 Haide 3rd Road, Haizhu Community, Yuehai Subdistrict, Nanshan District, Shenzhen

(3) Term of this agreement: Same as the validity period of the lease contract between both parties

(4) Party B’s safety负责人 name and phone: Zhou Minghui, 13823613728

2.	Potential hazardous factors during the lease term and control measures

(1) Operations and hazardous factors involved:

1.	Operations involved:

Decoration/construction work, office work, and business operations within the leased area.

2.	Existing hazardous factors:

Falls from height ■ Mechanical injury ■ Lifting injury ■ Electrical injury ■

Container explosion □ Fire ■ High temperature □ Corrosion □

Dust ■ Noise ■ Poisoning □ Suffocation □

Other: Damage to building structure and public facilities/equipment, etc.

(2) Safety control measures:

1.	Party A and Party B sign this safety production management agreement to clarify both parties’ safety responsibilities.

2.	Party A informs Party B of the safety responsibilities and obligations to be fulfilled through this agreement.

3.	Party A entrusts and supervises Shenzhen Space Science Gaoke Property Management Co., Ltd. (“Gaoke Property”) to conduct regular safety inspections of Party B’s leased area.

3.	Party A’s rights and obligations

(1) Party A or Gaoke Property entrusted by Party A shall promptly communicate Party A’s regulations on work safety, fire safety, and related matters to Party B.

(2) Party A or Gaoke Property entrusted by Party A has the right to supervise and inspect Party B’s compliance with safety production regulations, stop and correct unsafe conduct by Party B, propose rectification measures for safety hazards within Party B’s leased area, and supervise implementation of rectification.

(3) Party A or Gaoke Property entrusted by Party A has the right to inspect Party B’s corresponding qualifications and licenses and make copies for filing.

(4) Party A or Gaoke Property entrusted by Party A shall not require Party B to carry out related work in violation of safety management rules.

4.	Party B’s rights and obligations

(1) Pursuant to the Work Safety Law of the People’s Republic of China, Party B is the primary person responsible for work safety within its leased area. From the effective date of the main contract until the contract terminates and Party B transfers the leased premises designated in the main contract back to Party A, Party B shall be fully responsible for production safety within the leased area, perform all work safety responsibilities and obligations, and bear the main responsibility for safety management of daily production, business operations, and related work/living activities in the designated leased area. Party B shall establish a full-staff work safety responsibility system as required. Party B’s principal person in charge, work safety management organization, and work safety management personnel shall perform the relevant duties prescribed by the Work Safety Law of the People’s Republic of China.

(2) Party B shall urge its employees and cooperating entities to consciously comply with government work safety laws and regulations, property safety management rules, and the safety requirements of this agreement; obey Party A’s unified coordination and management of safety work, actively participate in safety education and publicity activities organized by Party A, and consciously accept Party A’s safety inspections and supervision.

(3) Party B shall use the premises safely and reasonably in accordance with laws, regulations, and the lease contract, and shall not alter the structure or use nature of the premises without authorization. If Party B discovers safety hazards in the leased premises, Party B shall immediately notify Party A and simultaneously report to the comprehensive management body of the leased premises or other relevant administrative departments.

(4) If decoration/construction is required in Party B’s leased area, the following requirements shall be observed:

1.	Party B must choose decoration design and construction entities with corresponding qualifications and must handle the relevant approval procedures in accordance with government regulations (such as construction permits, small project filing certificates, fire filing certificates, etc.).

2.	The decoration/construction entity entrusted by Party B shall accept the relevant safety management of Gaoke Property (the property service provider of this Project), comply with the requirements of the “Space Science and Technology Plaza Decoration Guide,” accept safety supervision and inspection by Party A and Gaoke Property, and promptly rectify any safety hazards and issues identified for rectification.

3.	Party B shall urge the decoration contractor to formulate work safety measures and strictly implement all safety protection requirements and finished-product protection measures. Dangerous operations must strictly go through approval procedures and be filed with Gaoke Property; the construction site shall have good safety protection facilities and safeguarding measures. Party B shall urge the decoration contractor to appoint a dedicated person responsible for on-site safety supervision and management, promptly correct violations, and supervise rectification of accident hazards.

4.	If Party B needs to make any structural modifications to the building, such modifications must be designed and certified by an engineer recognized by Party A and then submitted to Party A for written approval before implementation.

（ (5) At no time shall Party B engage, for any reason or in any manner, in the following conduct:

1.	Unauthorized change of the use function of the leased premises; using the leased premises for business activities must comply with relevant regulations;

2.	Using the leased premises for gambling, drug use or trafficking, prostitution, producing or selling obscene materials, forging documents, printing illegal publications, manufacturing or selling counterfeit or substandard goods, harboring criminals, or harboring and selling stolen goods, and other illegal or criminal acts;

3.	Using the leased premises for pyramid schemes or disguised pyramid schemes, unlicensed operation, operating clinics without a license, illegal medical practice, and illegal recycling of renewable resources, etc.;

4.	Using the leased premises for fraudulent activities such as unlicensed employment agencies, matchmaking agencies, training, or real estate agencies;

5.	Using the leased premises to store contraband or to produce, store, or operate flammable, explosive, toxic, radioactive, or other hazardous materials, or engage in other illegal activities;

6.	Prohibition of throwing objects from height; prevention of falling objects:

(1) Party B must fully understand the dangers of throwing objects from height and the civil, administrative, and criminal liabilities that offenders may bear;

(2) If Party B discovers damage or malfunction to the leased premises or its ancillary facilities that may pose risks such as falling from height, Party B shall promptly notify Party A for repair and take effective measures. If the damage or malfunction is caused by Party B, Party B shall be responsible for repair and bear the resulting expenses and losses.

(3) Party B must cultivate civilized habits, educate minors under its guardianship by example to be civilized and act civilly, and prevent the throwing of miscellaneous items downstairs;

(4) Party B shall not place or hang flowerpots, mops, or any other miscellaneous items on windowsills, balconies, or parapets to avoid falling-object accidents.

5.	Accident liability

If a safety accident occurs within Party B’s leased area, or if damage is caused outside the leased area to the building’s finished works or public facilities/equipment due to Party B’s responsibility, or if personal injury or property loss occurs, Party B shall bear liability. Party B shall promptly report to the relevant government authorities in accordance with national laws and regulations, and simultaneously notify Party A and Gaoke Property.

6.	Liability for breach

(1) If on-site workers within Party B’s leased area violate rules, or if Party B fails to timely rectify safety improvement notices issued by Party A, Party A has the right to require Party B to bear corresponding liability for breach in accordance with the contract.

(2) Party B must properly carry out preventive work to avoid safety production accidents and incidents. Any safety production accident or incident caused by Party B’s inadequate management and prevention shall be fully borne by Party B. Party A has the right, depending on the nature of the accident/incidents and the extent of the loss, to recover economic losses from Party B.

(3) If Party B fails to perform safety responsibilities in accordance with law and causes injury or property damage to others, Party B shall bear compensation liability to the victim in accordance with law.

7.	Miscellaneous

(1) If a dispute arises during implementation of this agreement, the parties shall resolve it through consultation. If consultation fails, either party may file a lawsuit with the People’s Court in the location of the property project.

(2) This agreement shall take effect upon signature by the legal representatives or authorized agents of both parties and affixing of the company seals.

(3) This agreement is made in six copies, with Party A and Party B each holding three copies, and all six copies have equal legal effect.

Party A (seal): Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Legal representative or authorized agent (signature):

/s/ Shenzhen Space Science High-Tech Investment Management Co., Ltd.

Date: Year Month Day

Party B (seal):

Legal representative or authorized agent (signature):

/s/ Zhou Minghui

Date: Year Month Day